Exhibit 99.2
Discussion of Credit Book of Business
1) How would you characterize the quality of your current single-family mortgage credit book of business?
We believe our conventional single-family mortgage credit book has characteristics that reflect our historically disciplined approach to risk management. Our book is highly diversified based on date of origination, geography and product type. Some salient data (as of June 30, 2007) include:
•	Total conventional single-family mortgage credit book of business is $2,338 billion.

•	Average loan amount is $138,736.

•	Geographically diverse, with no region representing greater than 25% of the single-family mortgage credit book of business.

•	Approximately 0.64 percent of the book is seriously delinquent.

•	Weighted average original loan-to-value (LTV) ratio is 71 percent, with 9 percent above 90 percent.

•	Estimated weighted average mark-to-market LTV ratio is 57 percent, with 4 percent above 90 percent. Less than 1 percent of our book has a mark-to-market LTV ratio greater than 100 percent. Mark-to-market LTV reflects changes in the value of the property and amortization of the principal balance subsequent to origination.

•	Weighted average FICO score of borrowers is 722, with 5 percent below 620 FICO score.

•	Fixed rate loans total 88 percent of the book; adjustable rate loans total 12 percent.

•	Loans to owner-occupants make up 90 percent of our book; the balance is investor and second home properties.

•	Second lien mortgages are 0.1 percent of the book.

•	Credit enhancement exists on 20 percent of the book.
2) How would you characterize your exposure to Alt-A loans?
As of June 30, 2007, we have purchased or guaranteed approximately $310 billion of Alt-A loans, or 12 percent of our single-family mortgage credit book of business, where Alt-A loans are defined as loans that lenders, when delivering mortgage loans to us, have classified as Alt-A based on the reduced documentation requirements or other product features of these loans. We usually guarantee Alt-A loans from our traditional lenders that generally specialize in originating prime mortgage loans. Alt-A loans originated by these lenders typically follow an origination path similar to that used for their prime origination process. In addition, Alt-A loans we guaranty must comply with our guidelines and the terms of our seller-servicer agreements. Accordingly, we believe that our guaranteed Alt-A loans have more favorable credit characteristics than the overall market of Alt-A loans, based on the following data for Alt-A loans in our single-family mortgage credit book of business (as of June 30, 2007):
•	Average loan amount is $172,545.

•	Adjustable rate loans represent 33% of the book.
Note: Data as of June 30, 2007, unless otherwise noted

•	High FICO scores – 720 weighted average; 1 percent has a FICO score of less than 620.

•	Approximately 39 percent of the loans have credit enhancement.

•	Low exposure to loans with high LTV ratios – 5 percent of our Alt-A loans have original LTV ratios greater than 90 percent.

•	Estimated weighted average mark-to-market LTV is 64 percent.

•	Approximately 1.01 percent of the Alt-A book is seriously delinquent.

•	Guaranty fees on Alt-A loans are generally higher than our average guaranty fee to compensate us for the increased risk associated with this product. Our Alt-A loans are currently performing consistent with expectations used in establishing our guaranty pricing.
Approximately 1% of our single-family mortgage credit book of business consisted of private-label mortgage-related securities backed by Alt-A mortgage loans, including resecuritizations, as of June 30, 2007. On our balance sheet as of June 30, 2007, we have $34.5 billion of private-label securities backed by Alt-A loans. As of June 30, 2007:
•	100 percent of these securities are rated AAA, and, as of August 15, 2007 none had been the subject of a credit ratings downgrade, and none had been placed on negative watch by the ratings agencies.

•	Weighted average subordination on these securities is 20 percent, with a range of 4 percent to 100 percent.

•	We remain comfortable with our credit exposure given this level of subordination.
3) How would you characterize your exposure to subprime loans?
Subprime loans (which are generally defined as loans made to borrowers with a riskier credit profile than that of a prime borrower) represent a small percentage of our single-family mortgage credit book. Subprime loans that we acquire are generally originated by lenders specializing in this type of business, using processes unique to subprime loans. In reporting our subprime exposure, we have classified mortgage loans as subprime if the mortgage loans are originated by one of these specialty lenders or, for the original or resecuritized private-label mortgage-related securities that we hold in our portfolio, if the securities were labeled as subprime when sold.
Our acquisition of subprime loans has increased in recent years, but remains a very small percentage of our single-family mortgage credit book. We have reduced our exposure to credit losses through the purchase of credit enhancement. We have also invested in highly rated private-label securities backed by subprime mortgage loans — primarily the highest rated tranches of these securities at the time of acquisition.
Our single-family mortgage credit book of business has approximately $5.1 billion, or 0.2%, of subprime mortgage loans or structured MBS backed by subprime mortgage loans as of June 30, 2007. We believe that the subprime loans in our single-family mortgage credit book of business have more favorable credit characteristics than the overall market of subprime loans based on the following data (based on subprime loans in our single-family mortgage credit book of business as of June 30, 2007):
Note: Data as of June 30, 2007, unless otherwise noted

•	Our subprime loans are generally credit enhanced – 88 percent carry credit enhancement.

•	We have relatively low exposure to high-LTV ratio loans within this segment – weighted average original LTV ratio of 79 percent, with 8 percent above 90 percent.

•	Over 60 percent of our subprime loans are fixed rate.

•	Weighted average FICO score of 626, with 46 percent below 620 FICO score.

•	Current serious delinquency rate is 4.80 percent reflecting the credit quality of the loans and the age of book.
In addition, approximately 2% of our single-family mortgage credit book of business consists of private-label mortgage-related securities backed by subprime mortgage loans, including resecuritizations, as of June 30, 2007. On our balance sheet as of June 30, 2007, we have $47.2 billion of private-label securities backed by subprime loans. As of June 30, 2007:
•	Over 99 percent of these securities were rated AAA, and as of August 15, 2007, none had been the subject of a credit rating downgrade, and none had been placed on negative watch by the ratings agencies.

•	Weighted average subordination on these AAA securities is 32 percent, with a range of 13 percent to 100 percent.

•	We remain comfortable with our credit exposure given the level of subordination we have in place for these securities.

•	In addition, the AAA securities we hold have a shorter average life than the AAA contingent of the ABX index, so the prices of these securities are relatively less sensitive to yield spreads.
4) Aside from your traditional core business, subprime and Alt-A, are there other segments/product features in your book of business that could be viewed as particularly sensitive to further declines in home prices and/or further regional weakness in employment? What is Fannie Mae doing to mitigate risk in these segments?
Certain product features and loan attributes are often associated with a greater degree of credit risk. For example, loans with low FICO scores, high LTV ratios, and negative amortization typically contribute to higher levels of delinquency, default and credit losses. We have taken a disciplined approach in our acquisition of mortgage loans with these features and generally limit our participation in these segments to where we are able to appropriately price for the risks.
Low FICO Score (as of June 30, 2007):
•	5 percent of our conventional single-family mortgage credit book of business has a FICO score of less than 620.

•	Average loan amount is $122,216.

•	37 percent of these loans are credit enhanced.
Note: Data as of June 30, 2007, unless otherwise noted

•	Estimated weighted average mark-to-market LTV ratio is 64 percent.

•	92 percent of these loans are fixed rate.
High LTV Ratio (as of June 30, 2007):
•	9 percent of our conventional single-family mortgage credit book of business has an original LTV ratio greater than 90 percent.

•	Average loan amount is $124,886.

•	These loans carry credit enhancement at acquisition. 91 percent currently carry credit enhancement.

•	While these loans had an original LTV ratio of greater than 90 percent, the estimated weighted average mark-to-market LTV ratio is 83 percent.

•	93 percent of these loans are fixed rate.
Low FICO Score Combined with High LTV Ratio (as of June 30, 2007):
•	1 percent of our conventional single-family mortgage credit book of business has an original LTV ratio of greater than 90 percent and a FICO score of less than 620.

•	Average loan amount is $113,041.

•	These loans carry credit enhancement at acquisition. 94 percent currently carry credit enhancement.

•	Estimated weighted average mark-to-market LTV ratio is 87 percent.

•	96 percent of these loans are fixed rate.
Note: a substantial percentage of our mortgages with LTV ratios of greater than 90 percent and FICO score of less than 620 are comprised of Fannie Mae’s specific products designed to facilitate achievement of our HUD housing goals. Many of these loans carry some or all of the following mitigating factors:
o	Majority are underwritten through Desktop Underwriter

o	Primarily full documentation

o	Primarily fixed rate loans with no prepayment penalties

o	Credit enhancement on loans with an acquisition LTV ratio of greater than 80 percent

o	Generally have guaranty fees greater than our average guaranty fee rate to compensate us for the incremental risks
Note that many loans acquired by Fannie Mae outside of these special programs also contribute towards our HUD affordable housing goals.
o	Negative-amortizing (as of June 30, 2007):
•	1 percent of our conventional single-family mortgage credit book of business has a negative amortization feature, where the borrower has the option to make a minimum payment that has the effect of increasing the unpaid principal balance of the loan.

•	Average loan amount is $156,692.
Note: Data as of June 30, 2007, unless otherwise noted

•	78 percent of these loans are credit enhanced, with a significant percentage having full recourse back to the lender.

•	The estimated weighted average mark-to-market LTV ratio is 58 percent.

•	100 percent of these loans are adjustable rate.
5) What drove the increase in your credit losses?
The largest current driver of our credit losses is poor economic and housing market conditions in the Midwest. Loss severity, the amount of the loss once a loan goes into default, has increased significantly in states with weak economic conditions, minimal home price appreciation over the past five years, and recent declines in home prices. This loss severity is concentrated primarily in Indiana, Michigan, and Ohio.
6) What is your near-term outlook for credit losses?
We anticipate a significant increase in our credit losses beginning in 2007 compared to the low levels of credit losses that we have experienced during the past few years. We expect that our credit loss ratio will increase in 2007 to what we believe is our more normal historical range of between 4 and 6 basis points, although it may move outside that range in certain periods depending on market factors and the risk profile of our mortgage credit book of business. Market factors that we believe will have a significant effect on our credit losses primarily include lack of job stability or growth, declines in home prices and increases in interest rates.
7) What is your credit exposure assuming a 5 percent immediate drop in home prices?
We estimate that, as of December 31, 2006, our loss sensitivity to an immediate 5 percent decline in home prices is $1.96 billion, after the effect of credit enhancement. This represents the additional expected losses, over the life of existing mortgages, which would result from the one-time home price decline relative to expectations.
8) How is Fannie Mae positioned for the current, more challenging credit environment?
Credit losses will increase as compared to the most recent history. We believe we are well-positioned for the current, more challenging credit environment as a result of our disciplined approach to pricing and risk. We have developed substantial risk mitigation capabilities including a centralized Real Estate Owned (REO) disposition facility in Dallas, the presence of Fannie Mae consultants on-site with our major servicers, and extensive experience structuring workouts.
Note: Data as of June 30, 2007, unless otherwise noted

9) How would you characterize the quality of your multifamily book of business?
The credit characteristics and performance of our multifamily book continue to reflect our disciplined underwriting approach, and the relatively strong market for multifamily properties. Our book is highly diversified, and over 95% of this book is credit enhanced.
Serious delinquency rates have been 11 basis points or lower each month since January 2007. As reported in our 10-K, the credit loss ratio for our multifamily book was 0.5 basis points in 2006.
To date, our 2007 credit performance has been in line with 2006. However, the multifamily real estate sector is beginning to experience the effects of the overall slowdown in the housing market. We expect the vacancy rate for multifamily rental properties in certain markets to increase in 2007 as a result of an increasing supply of new condominiums reverting to rental units. As a result, we expect our credit losses to rise nominally from the very low levels of the past eighteen months.
Note: Data as of June 30, 2007, unless otherwise noted.
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Certain of the data and estimates contained in this discussion are based upon information that Fannie Mae receives from third-party sources. Although Fannie Mae generally considers this information reliable, it does not guarantee that it is accurate or suitable for any particular purpose. Fannie Mae generally has access to loan-level statistics only on approximately 95 percent of our conventional single-family mortgage credit book of business. In addition, information presented in this supplement may be subject to change as a result of the ongoing preparation and completion of Fannie Mae’s 2007 financial statements.
Statements in this supplement, including statements about our expected future credit losses, expenses, ratios and exposure, as well as the quality of our mortgage credit book of business and its credit characteristics, may be considered forward-looking statements within the meaning of the federal securities laws. Although Fannie Mae believes that the expectations set forth in these statements are based upon reasonable assumptions, Fannie Mae’s actual performance may differ materially from those indicated in any forward-looking statements. Additional information that could cause actual results to differ materially from these statements are detailed in Fannie Mae’s Annual Report on SEC Form 10-K for the year ended December 31, 2006, including the “Risk Factors” section, and in its reports on SEC Form 8-K.
Note: Data as of June 30, 2007, unless otherwise noted